Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2018 RESULTS, ANNOUNCES FIRST EVER QUARTERLY CASH DIVIDEND

●	Revenues of $1.35 billion, net income of $29.4 million
●	Company declares initial cash dividend of $0.12 per share of Class A and Class B common stock
●	Earnings per diluted share of $0.72
●	Absorption ratio of 122.8%
●	Growth driven by strong market and continued focus on aftermarket initiatives

SAN ANTONIO, Texas, July 24, 2018 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2018, the Company achieved revenues of $1.349 billion and net income of $29.4 million, or $0.72 per diluted share, compared with revenues of $1.204 billion and net income of $22.0 million, or $0.54 per diluted share, in the quarter ended June 30, 2017. During the second quarter of 2018, the Company incurred an additional pre-tax charge to amortization expense and a charge to selling, general and administrative expense totaling of $10.7 million, or $0.20 per diluted share, associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform).

“We are extremely proud of our exceptional performance this quarter and our teams who worked hard to achieve it,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. Rush added, “Additionally, I am pleased to announce the approval of our first ever cash dividend this quarter, which reflects our confidence in the Company’s future performance. Our strategic initiatives continue to have a positive impact on our financial results, which were further strengthened by widespread activity across the commercial vehicle market and strong general economic conditions.”

“As always, I’d like to thank our employees for their focus on our strategic growth initiatives, which continues to have a direct and positive impact on our financial results,” said Rush. “Their endless hard work and dedication to our customers has made and kept us successful for more than 53 years and I believe it will keep us successful for many years to come.”

Capital Allocation

In recognition of the Company’s strong cash flow generation and their confidence in the Company’s financial outlook, the Company’s Board of Directors authorized management of the Company to initiate a quarterly cash dividend as part of the Company’s capital allocation strategy, which also uses free cash flow from operations to fund the Company’s strategic growth initiatives and its share repurchase program. Accordingly, on July 24, 2018, the Company’s Board of Directors declared an initial quarterly cash dividend of $0.12 per share of Class A and Class B Common Stock, to be paid on August 29, 2018, to all shareholders of record as of August 8, 2018. The Company expects to increase the dividend on an annual basis over time, however, future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change.

“Initiating a quarterly cash dividend reflects the confidence of both the Company’s Board of Directors and our executive management team in our strategic growth plan, strong balance sheet and our ability to generate positive free cash flow in all truck market cycles. We believe that issuing a quarterly dividend and continuing our share repurchase program, while continuing to invest in our strategic growth initiatives, strikes an optimal balance between our commitment to long-term growth and to returning capital to shareholders,” said Rush.

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 64.8% of the Company's total gross profits, with parts, service and body shop revenues reaching $422.9 million, up 15.4%, as compared to the second quarter of 2017. The Company achieved a quarterly absorption ratio of 122.8% in the second quarter of 2018.

“Our strong aftermarket performance was driven by our strategic initiatives, particularly through additions to our aftermarket sales organization, focus on our all-makes and Rig Tough parts growth, and investment in technology and productivity improvements for our Parts operations. Our results were further supported by robust activity across the United States.

“We also added 300 technicians to our organization over the past year, significantly expanding our service capabilities throughout the country. Mobile technicians make up a significant portion of this growth, illustrating our abilities to serve customers no matter where and when they need us,” he said.

“Throughout our Navistar dealerships, our aftermarket revenues have been hindered for the past two years because there are fewer International trucks in operation,” Rush said. “While we expect those headwinds to continue, we are encouraged by the increased activity we saw in the second quarter,” he added.

“With our aftermarket sales team building momentum and continued growth from our strategic initiatives, we believe our aftermarket results will remain solid through the second half of 2018,” Rush said.

Truck Sales

U.S. Class 8 retail sales were 60,812 units in the second quarter, up 24.7% over the same period last year, according to ACT Research. The Company sold 3,218 Class 8 trucks in the second quarter and accounted for 5.3% of the U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 251,700 units in 2018, a 27.6% increase compared to 2017.

“Our new Class 8 truck deliveries were down slightly in the second quarter, primarily due to truck and component manufacturer production constraints. However, our new Class 8 truck deliveries are up 7.8% year to date as compared to the same time frame last year,” said Rush. “The healthy economy created significant activity in virtually all market segments and especially strong demand from over-the-road, construction and refuse customers,” he said.

“Our used truck unit sales were up 18% over the second quarter of 2017, and we continue to believe our inventory is well-positioned to support the market. The used truck market is strong, due in part to extended lead times for new Class 8 truck deliveries. We believe this will help stabilize used truck values and help lessen the impact of the large number of used trucks entering the market through the rest of the year,” Rush said.

“We expect our Class 8 vehicle sales will accelerate through the second half of 2018, although manufacturer production capacity limitations could delay some deliveries into 2019,” he added.

The Company sold 3,474 Class 4-7 medium-duty commercial vehicles in the second quarter, an increase of 13% compared to the second quarter of 2017, and accounted for 5.3% of the U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 251,250 units in 2018, a 3.8% increase over 2017.

“Our medium-duty truck sales significantly outpaced the market in the second quarter, due to the strong activity from the construction sector and our leasing and rental fleet customers,” said Rush. “Due to our continued ability to support customers with a nationwide inventory of ready-to-roll trucks, we believe our medium-duty sales will remain strong through the rest of the year,” said Rush. “Light-duty truck sales were also strong this quarter,” Rush noted.

Financial Highlights

In the second quarter of 2018, the Company’s gross revenues totaled $1.349 billion, a 12.1% increase from gross revenues of $1.204 billion reported for the quarter ended June 30, 2017. Net income for the quarter was $29.4 million, or $0.72 per diluted share, compared to net income of $22.0 million, or $0.54 per diluted share, in the quarter ended June 30, 2017. During the second quarter of 2018, the Company incurred an additional pre-tax charge to amortization expense and selling, general and administrative expense of $10.7 million, or $0.20 per diluted share, associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform).

Parts, service and body shop revenues were $422.9 million in the second quarter of 2018, compared to $366.6 million in the second quarter of 2017. The Company delivered 3,218 new heavy-duty trucks, 3,474 new medium-duty commercial vehicles, 679 new light-duty commercial vehicles and 2,055 used commercial vehicles during the second quarter of 2018, compared to 3,352 new heavy-duty trucks, 3,073 new medium-duty commercial vehicles, 473 new light-duty commercial vehicles and 1,743 used commercial vehicles during the second quarter of 2017.

During the second quarter of 2018, the Company repurchased $8.0 million of its common stock and ended the quarter with $148.3 million in cash and cash equivalents.

“We are confident in our long-term profitability, which is reflected in our decision to announce a cash dividend. We remain well-positioned to invest in our strategic initiatives while returning capital to our shareholders,” Rush added.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday July 25, 2018, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (Toll Free) or 914-495-8522 (Conference ID 1072067) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2018. Listen to the audio replay until August 1, 2018, by dialing 855-859-2056 (Toll Free) or 404-537-3406 and entering the Conference ID 1072067.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends under the newly initiated quarterly cash dividend program remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$148,316	$124,541
Accounts receivable, net	201,197	183,875
Note receivable affiliate	17,368	11,914
Inventories, net	1,126,613	1,033,294
Prepaid expenses and other	12,494	11,969
Assets held for sale	6,622	9,505
Total current assets	1,512,610	1,375,098
Investments	6,025	6,375
Property and equipment, net	1,166,814	1,159,595
Goodwill, net	291,391	291,391
Other assets, net	39,623	57,680
Total assets	$3,016,463	$2,890,139

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$867,992	$778,561
Current maturities of long-term debt	155,743	145,139
Current maturities of capital lease obligations	17,137	17,119
Trade accounts payable	150,904	107,906
Customer deposits	32,036	27,350
Accrued expenses	88,677	96,132
Total current liabilities	1,312,489	1,172,207
Long-term debt, net of current maturities	434,743	466,389
Capital lease obligations, net of current maturities	57,548	66,022
Other long-term liabilities	11,544	9,837
Deferred income taxes, net	140,061	135,311
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2018 and 2017	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 30,647,051 Class A shares and 8,430,123 Class B shares outstanding in 2018; and 31,345,116 Class A shares and 8,469,427 Class B shares outstanding in 2017	457	454
Additional paid-in capital	363,440	348,044
Treasury stock, at cost: 1,768,354 class A shares and 4,890,941 class B shares in 2018 and 934,171 class A shares and 4,625,181 class B shares in 2017	(166,804)	(120,682)
Retained earnings	862,985	812,557
Total shareholders’ equity	1,060,078	1,040,373
Total liabilities and shareholders’ equity	$3,016,463	$2,890,139

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:
New and used commercial vehicle sales	$857,025	$775,988	$1,630,125	$1,411,941
Parts and service sales	422,940	366,599	823,235	716,705
Lease and rental	58,993	53,048	116,517	104,292
Finance and insurance	5,492	4,392	10,233	8,321
Other	4,381	3,496	9,502	7,061
Total revenue	1,348,831	1,203,523	2,589,612	2,248,320
Cost of products sold:
New and used commercial vehicle sales	791,608	718,253	1,502,522	1,306,373
Parts and service sales	265,183	231,992	519,627	456,458
Lease and rental	48,663	44,206	97,091	88,510
Total cost of products sold	1,105,454	994,451	2,119,240	1,851,341
Gross profit	243,377	209,072	470,372	396,979
Selling, general and administrative expense	178,654	159,353	350,324	309,756
Depreciation and amortization expense	21,693	12,444	44,601	24,936
Gain (loss) on sale of assets	396	132	368	(31)
Operating income	43,426	37,407	75,815	62,256
Interest expense, net	4,494	2,824	8,800	5,615
Income before taxes	38,932	34,583	67,015	56,641
Provision for income taxes	9,543	12,584	16,587	20,163
Net income	$29,389	$21,999	$50,428	$36,478

Earnings per common share:
Basic	$.75	$.55	$1.27	$.92
Diluted	$.72	$.54	$1.23	$.90

Weighted average shares outstanding:
Basic	39,399	39,642	39,567	39,493
Diluted	40,690	40,839	40,967	40,737

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	June 30, 2018	June 30, 2017
New heavy-duty vehicles	$474,368	$468,317
New medium-duty vehicles (including bus sales revenue)	257,012	213,192
New light-duty vehicles	27,397	18,216
Used vehicles	92,753	72,194
Other vehicles	5,495	4,069

Absorption Ratio	122.8%	121.8%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2018	June 30, 2017
Floor plan notes payable	$867,992	$692,125
Current maturities of long-term debt	155,743	137,320
Current maturities of capital lease obligations	17,137	15,443
Long-term debt, net of current maturities	434,743	443,465
Capital lease obligations, net of current maturities	57,548	66,313
Total Debt (GAAP)	1,533,163	1,354,666
Adjustments:
Debt related to lease & rental fleet	(579,434)	(560,380)
Floor plan notes payable	(867,992)	(692,125)
Adjusted Total Debt (Non-GAAP)	85,737	102,161
Adjustment:
Cash and cash equivalents	(148,316)	(123,807)
Adjusted Net Debt (Cash) (Non-GAAP)	$(62,579)	$(21,646)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2018	June 30, 2017
Net Income (GAAP)	$186,079	$63,848
(Benefit) provision for income taxes	(39,306)	37,491
Interest expense	15,495	11,892
Depreciation and amortization	69,734	50,729
(Gain) loss on sale of assets	(294)	(1,719)
EBITDA (Non-GAAP)	231,708	162,241
Adjustments:
Interest expense associated with FPNP	(13,513)	(9,747)
Adjusted EBITDA (Non-GAAP)	$218,195	$152,494

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2018	June 30, 2017
Net cash provided by operations (GAAP)	$211,998	$428,976
Acquisition of property and equipment	(246,563)	(161,269)
Free cash flow (Non-GAAP)	(34,565)	267,707
Adjustments:
Draws (payments) on floor plan financing, net	106,203	(151,966)
Proceeds from L&RFD	169,723	103,806
Principal payments on L&RFD	(155,884)	(159,665)
Non-maintenance capital expenditures	33,613	34,142
Adjusted Free Cash Flow (Non-GAAP)	$119,090	$94,024

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2018	June 30, 2017
Total Shareholders' equity (GAAP)	$1,060,078	$894,880
Adjusted net debt (cash) (Non-GAAP)	(62,579)	(21,646)
Adjusted Invested Capital (Non-GAAP)	$997,499	$873,234

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.